Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 14 DATED DECEMBER 2, 2013
TO THE PROSPECTUS DATED APRIL 12, 2013

This document supplements, and should be read in conjunction with, our prospectus dated April 12, 2013, as supplemented by Supplement No. 9 dated August 29, 2013, Supplement No. 10 dated September 5, 2013, Supplement No. 11 dated October 2, 2013, Supplement No. 12 dated November 1, 2013 and Supplement No. 13 dated November 13, 2013. Terms not otherwise defined herein have the same meanings as set forth in our prospectus.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of November 2013:

Date	NAV per Class A Share	NAV per Class B Share
November 1, 2013	$12.27	$12.28
November 4, 2013	$12.27	$12.29
November 5, 2013	$12.24	$12.26
November 6, 2013	$12.24	$12.26
November 7, 2013	$12.22	$12.24
November 8, 2013	$12.21	$12.22
November 11, 2013	$12.21	$12.23
November 12, 2013	$12.20	$12.22
November 13, 2013	$12.21	$12.23
November 14, 2013	$12.22	$12.24
November 15, 2013	$12.22	$12.24
November 18, 2013	$12.22	$12.23
November 19, 2013	$12.21	$12.22
November 20, 2013	$12.20	$12.21
November 21, 2013	$12.21	$12.22
November 22, 2013	$12.20	$12.22
November 25, 2013	$12.19	$12.21
November 26, 2013	$12.19	$12.21
November 27, 2013	$12.20	$12.22
November 29, 2013	$12.19	$12.21
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.